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                                                            EXHIBIT 11

                           MARK IV INDUSTRIES, INC.
       STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS (UNAUDITED)
      For the Three and Six Month Periods Ended August 31, 1995 and 1994
                (Amounts in thousands, except per share data)

                                            Three Months        Six Months
                                          Ended August 31,    Ended August 31,
                                           1995     1994       1995     1994
                                          -----    -----      -----    -----
PRIMARY

Shares outstanding:

  Weighted average number of
   shares outstanding                    60,073    44,888     60,089   44,875

  Net effect of dilutive stock
   options (1)                              427       363        367      363
                                        -------    ------     ------   ------

    Total                                60,500    45,251     60,456   45,238
                                        =======    ======     ======   ======


Net income (loss)                       $24,100   $16,700   $48,700  $ 33,800
                                        =======   =======   =======  ========

Net income (loss) per share (2)         $   .40   $   .37   $   .81  $    .75
                                        =======   =======   =======  ========

FULLY-DILUTED

Shares outstanding:
  Weighted average number of
   shares outstanding                    60,073    44,888     60,089   44,875
 Shares issuable upon conversion of
  the Company's 6-1/4% Convertible
  Subordinated Debentures                   -       8,341        -      8,341
 Net effect of dilutive stock
   options (1)                              444       363        444      363
                                        -------   -------    -------   ------
    Total                                60,517    53,592     60,533   53,579
                                        =======   =======   ========  =======
Net income                              $24,100   $16,700   $ 48,700  $33,800

Interest on Convertible Subordinated
 Debentures, less tax effect            $   -     $ 1,100   $    -    $ 2,200
                                        -------   -------   --------  -------

Net income applicable to fully-diluted
 shares                                 $24,100   $17,800   $ 48,700  $36,000
                                        =======   =======   ========  =======


Net income (loss) per share             $   .40   $   .33   $    .81  $   .67
                                        =======   =======   ========  =======






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(1)   The net effects for the three and six month periods ended August 31,
      1995 and 1994 are based upon the treasury stock method using the average market price during the periods for the primary amounts, and the higher of the average market price or the market price at the end of the period for the fully-diluted amounts.
(2) Primary earnings per share have been reported in the Company's financial statements based only upon the shares of common stock outstanding, since the dilutive effect of the stock options is not considered to be material.